================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         IMPAC MORTGAGE HOLDINGS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                         IMPAC MORTGAGE HOLDINGS, INC.

                                1401 DOVE STREET
                        NEWPORT BEACH, CALIFORNIA 92660

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 July 27, 1999
                             9:00 a.m. Pacific Time

   The Annual Meeting of Stockholders of IMPAC MORTGAGE HOLDINGS, INC., a Maryland corporation (the "Company"), will be held at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660, on July 27, 1999, at 9:00 a.m. Pacific Time. Only stockholders of record at the close of the business on April 29, 1999, (the "Record Date") will be entitled to vote.

   The Annual Meeting of the Stockholders of the Company is being held for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year;

  2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent accountants of the Company for the year ending December 31, 1999; and

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only holders of Common Stock of record at the close of business on April 29, 1999, will be entitled to vote at the meeting.

   Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: May 14, 1999

                                          For the Board of Directors

                                          /s/ Ronald M. Morrison

                                          Ronald M. Morrison, Secretary

                          [LOGO OF IMPAC APPEARS HERE]

                         IMPAC MORTGAGE HOLDINGS, INC.

                               ----------------
                                PROXY STATEMENT
                               ----------------

                         FOR ANNUAL MEETING TO BE HELD
                    JULY 27, 1999, AT 9:00 A.M. PACIFIC TIME

Voting

   This proxy statement is delivered to you by Impac Mortgage Holdings, Inc. (the "Company" or "IMH"), a Maryland corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on July 27, 1999 at 9:00 a.m. Pacific Time at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660 (the "Meeting"). The approximate mailing date for this proxy statement and the enclosed proxy is May 14, 1999. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the five nominees for director named herein and for the ratification of the appointment of KPMG LLP as the Company's independent accountants for the year ending December 31, 1999. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Meeting. The Company's principal executive office is located at 1401 Dove Street, Newport Beach, California 92660.

Solicitations

   The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

Annual Report

   The Company's Annual Report to Stockholders for the year ended December 31, 1998, is concurrently being provided to each stockholder.

Quorum

   Holders of Common Stock of record at the close of business on April 29, 1999 (the "Record Date") will be entitled to vote at the Meeting. There were 22,723,477 shares of Common Stock, $.01 par value per share, outstanding at that date. Holders of the Company's Series B Preferred Stock are not entitled to vote at the meeting. Each share of Common Stock is entitled to one vote and the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Meeting. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary for the ratification of the appointment of KPMG LLP as the Company's independent accountants. For purposes of the vote on this matter, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The Company's Directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify. The Company's Charter and Bylaws currently provide for a variable Board of Directors with a range of between three and 15 members. The Company's Bylaws give the Board the authority to establish, increase or decrease the number of directors. The size of the Company's Board is currently set at six, however, since H. Wayne Snavely resigned in March 1999, there is a vacancy on the Board. The vacancy has not yet been filled. No proxy will be voted for more than five nominees for Director.

   Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

Information Concerning Director Nominees

   The following table sets forth certain information with respect to the nominees for Directors of the Company.

           Name              Age                     Position
           ----              --- -------------------------------------------------
Joseph R. Tomkinson........   51 Chairman of the Board and Chief Executive Officer
                                 of IMH, IFC and IWLG

William S. Ashmore.........   49 President, Chief Operating Officer and Director
                                 of IMH and President and Director of IFC and IWLG

James Walsh+ (1) (2).......   49 Director

Frank P. Filipps+ (1) (2)..   51 Director

Stephan R. Peers+ (1) (2)..   45 Director

--------
 +   Unaffiliated Director

(1)  Member of the Audit Committee

(2)  Member of the Compensation Committee

   Joseph R. Tomkinson has been Vice Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Impac Funding Corporation ("IFC") and Impac Warehouse Lending Group, Inc. ("IWLG") since their formation. In April 1998, Mr. Tomkinson became Chairman of the Board of IMH. Mr. Tomkinson is also Chairman of the Board and Chief Executive Officer of Impac Commercial Holdings, Inc. ("ICH") (AMEX-ICH) and Impac Commercial Capital Corporation ("ICCC"), ICH's conduit operations. In October 1997, Mr. Tomkinson became a director of BNC Mortgage, Inc. (Nasdaq-
BNCM). Mr. Tomkinson served as President and Chief Operating Officer of Imperial Credit

Industries, Inc. ("ICII") from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, one of the divisions that later was combined to become ICII in 1992. Mr. Tomkinson has been a Director of ICII since December 1991 (Nasdaq-ICII). Mr. Tomkinson brings
22 years of combined experience in real estate, real estate financing and mortgage banking to the Company.

   William S. Ashmore has been President and Chief Operating Officer of the Company since its formation, President of IFC since March 1997 (after being promoted from Executive Vice President) and a Director since IFC's formation, and President and a director of IWLG since its formation. In July 1997, Mr. Ashmore became a Director of the Company. In February 1997, Mr. Ashmore became the President and Chief Operating Officer of ICH and Executive Vice President and Director of ICCC. From August 1993 to February 1996, he was Executive Vice President and Director of Secondary Marketing at ICII, having been its Senior Vice President of Secondary Marketing since January 1988. From 1985 to 1987, he was Chief Executive Officer and Vice Chairman of the Board of Century National Mortgage Corporation, a wholesale mortgage banking company. Mr. Ashmore has over 20 years of combined experience in real estate, real estate financing and mortgage banking.

   James Walsh has been a Director of the Company since August 1995. Mr. Walsh is also a director of ICH (AMEX-ICH). Mr. Walsh is an Executive Vice President of Walsh Securities, Inc. where he directs mortgage loan production, sales and securitization. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitization, servicing brokerage and mortgage banking services. From February 1987 to December 1988, Mr. Walsh was an executive in the mortgage banking department at Bear Stearns & Company.

   Frank P. Filipps has been a Director of the Company since August 1995. Mr. Filipps is also a director of ICH (AMEX-ICH). Mr. Filipps was elected President of CMAC Investment Corp. and Chairman, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company ("CMAC") in January 1995. In May 1995, Mr. Filipps was elected a director of CMAC Investment Corp. (NYSE-CMT), and in January 1996, he was elected Chief Executive Officer of CMAC Investment Corp. Mr. Filipps joined CMAC in 1992 as Senior Vice President and Chief Financial Officer, where he was responsible for the company's financial, investment and data processing operations, as well as the legal and human resources functions. In 1994, Mr. Filipps was promoted to Executive Vice President and Chief Operating Officer for both CMAC Investment Corp. and CMAC, where his additional responsibilities included the company's sales, marketing, underwriting and risk management operations.

   Stephan R. Peers has been a Director of the Company since October 1995. Mr. Peers is also a director of ICH (AMEX-ICH). From January 1998 to April 1998, Mr. Peers was an executive at Aames Financial Corporation, a mortgage loan company. Mr. Peers served as a Managing Director of Resource Bancshares Corporation from August 1995 to October 1997. From April 1994 to December 1997, Mr. Peers was an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performed corporate finance services for overseas issuers. From April 1989 to April 1993, Mr. Peers was a Vice President in corporate finance at Montgomery Securities where he specialized in financial services institutions.

Executive Officers

   Set forth below is information regarding those persons who serve as executive officers of the Company, but who do not serve as directors of the
Company:

           Name             Age                         Position
           ----             --- --------------------------------------------------------
Richard J. Johnson........   36 Executive Vice President and Chief Financial Officer
                                of IMH, IFC and IWLG and Director of IFC and IWLG

Mary C. Glass-Schannault..   45 Senior Vice President of IMH, and Senior Vice President,
                                Structured Transactions of IFC and IWLG

Ronald M. Morrison........   48 General Counsel and Secretary of IMH IFC and IWLG

   Richard J. Johnson has been Executive Vice President (after being promoted from Senior Vice President in January 1998), and Chief Financial Officer, of the Company, IWLG, and IFC since their formation (and Secretary until August
1998). In February 1996, Mr. Johnson was elected as a director of IWLG and IFC. Mr. Johnson is also the Executive Vice President and Chief Financial Officer of ICH and ICCC. From September 1992 to March 1995, Mr. Johnson was Senior Vice President and Chief Financial Officer of ICII. From November 1989 to September 1992, Mr. Johnson was Vice President and Controller of ICII. From February 1988 to October 1989, he was Vice President and Chief Financial Officer of Bayhill Service Corporation, a mortgage banking company, and Vice President of Capital Savings and Loan, the parent of Bayhill Service Corporation. Mr. Johnson is a Certified Public Accountant.

   Mary C. Glass-Schannault has been Senior Vice President of the Company since its formation. Ms. Glass-Schannault has been Senior Vice President, Structured Transactions of IFC and IWLG since September 1995. She is also Senior Vice President, Managing Director of Structured Transactions of ICH and ICCC. From April 1995 through November 1995, Ms. Glass-Schannault was the Senior Vice President and Managing Director of Imperial Capital Markets Group, a division of ICII, and from February 1993 to April 1995, she was Senior Vice President of ICI Funding Corporation, a division of ICII. From 1991 through 1993, Ms. Glass-Schannault acted as a mortgage banking consultant. From 1990 through 1991 she was an Executive Vice President at PriMerit Mortgage Corporation.

   Ronald M. Morrison became General Counsel of the Company in July 1998. In July 1998, he was also elected Secretary of the Company and in August 1998 he was elected Secretary of IFC and IWLG. Mr. Morrison is also General Counsel and Secretary of ICH and ICCC. From 1978 until joining the Company, Mr. Morrison was a partner at the law firm of Morrison & Smith.

   There are no family relationships between any of the Directors or executive officers of the Company.

   All Directors are elected at each annual meeting of the Company's stockholders for a term of one year, and hold office until their successors are elected and qualify. Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining Directors, including a majority of the unaffiliated directors (the "Unaffiliated Directors"). The Company pays an annual director's fee of $20,000 and an additional $1,000 for each meeting attended to each Unaffiliated Director and reimburses such Unaffiliated Director's costs and expenses for attending such meetings.

Committees and Attendance at Board Meetings

   Twelve monthly meetings of the Board of Directors were held in 1998. Each Director attended at least 75% of the aggregate of all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served.

   The Audit Committee, established by the Board of Directors on November 1, 1995, reviews (i) the scope of auditing activities performed by the Company's independent accountants, (ii) the policies and procedures of the Company's asset and liability committee, (iii) the Company's investment securities policies and procedures, (iv) cash management procedures and controls and (v) policies and procedures of the Company's secondary marketing activities. The Audit Committee met once during 1998. The Compensation Committee was established by the Board of Directors on November 16, 1995. The Compensation Committee met once during 1998. The Board of Directors does not presently have a nominating committee.

                             EXECUTIVE COMPENSATION

   On November 20, 1995, Joseph R. Tomkinson, William S. Ashmore, Richard J. Johnson and Mary C. Glass-Schannault each entered into a five-year employment agreement with a base annual salary, subject to adjustment for inflation, plus bonuses described in footnotes (3) and (4), and in the case of Messrs. Tomkinson and Ashmore, those additional bonuses described in footnote (5). In August 1997, these officers modified their employment agreements with IFC to also become officers of RAI Advisors, LLC ("RAI"), the Manager of ICH, and of ICH and ICCC. See "--Employment Agreements." ICH reimburses the Manager which reimburses IFC on a dollar-for-dollar basis (including the service charge referenced below), for the actual cost of providing the services of these officers to the Company based upon the compensation payable to them by IFC, plus a 15% service charge. Salary, other annual compensation and all other compensation are allocated to the Company at a rate of two-thirds and to ICH at a rate of one-third for services performed by the executive officers as part of the Submanagement Agreement among IMH, IFC and RAI. The following is the amount of compensation paid to Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault by the Company for the years ended December 31, 1998, 1997 and 1996 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                                    Long-Term Compensation
                                                                                    -----------------------
                                                                                            Awards
                                                                                    -----------------------
                                             Annual Compensation                                 Securities
                              -----------------------------------------------------  Restricted  Underlying  All Other
   Name and Principal                                              Other Annual        Stock      Options   Compensation
        Position         Year Salary($) (1) Bonus($) (2) (3)    Compensation($) (6) Award(s) ($)  (#) (8)     ($) (9)
   ------------------    ---- ------------- ----------------    ------------------- ------------ ---------- ------------
Joseph R. Tomkinson..... 1998    202,385       1,056,888(4)(5)        12,521              --       10,000       960
 Chairman of the Board   1997    200,000       1,079,762(5)           16,000              --       97,500       960
 and Chief Executive     1996    250,000         471,197(5)           24,648              --           --       870
 Officer of IMH, IFC and
 IWLG
William S. Ashmore...... 1998    153,723         753,858(4)(5)         6,921              --       10,000       838
 President and Chief     1997    150,000         769,676(5)           10,400              --       60,000       580
 Operating Officer of    1996    200,000         237,878(5)           16,248              --           --       839
 IMH and President of
 IFC and IWLG
Richard J. Johnson...... 1998     76,861         399,099(4)            6,921              --       10,000       204
 Executive Vice          1997     75,000         395,135              10,400              --       15,000       176
 President
 and Chief Financial     1996    100,000          68,250              16,248           15,090(7)       --       216
 Officer of IMH, IFC and
 IWLG
Mary C. Glass-           1998     63,272         230,116(4)            4,921              --       10,000       489
 Schannault.............
 Senior Vice President   1997     61,740         197,314               8,075              --         7,500      238
 of
 IMH and Senior Vice     1996     90,000          99,148               6,755              --           --       357
 President, Structured
 Transactions, of IFC
 and IWLG

--------
(1) Total current base salaries are as follows: Joseph R. Tomkinson--$303,578; William S. Ashmore--$230,584; Richard J. Johnson--$115,292 and Mary C. Glass-Schannault--$94,908. See "Certain Relationships and Related Transactions--Arrangements with ICH."

(2) During 1996, pursuant to the Management Agreement with Imperial Credit Advisors, Inc. ("ICAI"), the Company reserved up to 1/5 of the Company's 25% Incentive Payment (as defined therein) for distribution as bonuses to its employees in amounts determined by the Company's Board of Directors. Such payment was made in lieu of payment of a like amount to ICAI under the Management Agreement. During 1997, pursuant to the Amended and Restated Management Agreement, dated January 31, 1997, the Company paid 1/4 of the Company's 25% Incentive Payment for distribution as bonuses and 25% of the per annum base management fee to participants in its executive bonus pool in amounts determined in the sole discretion of the Company's Chief Executive Officer. Such payment was made in lieu of payment of a like amount to ICAI under the Amended and Restated Management Agreement. The Amended and Restated Management Agreement was terminated on December 19, 1997.

(3) Includes a quarterly bonus equal to the aggregate dividend such person would have received from the Company on all shares of Common Stock underlying unexercised stock options held by such person which were outstanding on the date of payment of said bonus; provided, however, that
    (1) quarterly bonuses were paid for each of the first three quarters of calendar 1996 since the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter after payment of all such quarterly bonuses equaled or exceeded ten percent (10%) (on an annualized basis) of $8.67 (after giving effect to the stock split in November 1997), and (2) quarterly bonuses were paid for the fourth quarter of 1996 and each of the four quarters of 1997 since the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter after payment of all such quarterly bonuses equaled or exceeded fifteen percent (15%) (on an annualized basis) of $8.67 (after giving effect to the stock split in November 1997), and quarterly bonuses have been and will be paid for each calendar quarter thereafter, if the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter equals or exceeds such level as determined by a majority of the Unaffiliated Directors, which remained at fifteen percent (15%) for 1998. Such persons will not be required to refund any portion of such bonuses previously earned regardless of the level of dividends in subsequent quarters.

(4) Includes the Incentive Compensation as described in "--Employment
    Agreements."

(5) Messrs. Tomkinson and Ashmore are each entitled to performance and profitability bonuses.

(6) Consists of a car allowance paid by the Company and contributions paid by the Company under the 401(k) plan. See "--401(k) Plan."

(7) Consists of 1,509 shares acquired on April 12, 1996 and based on a closing price on that date of $10.00 per share as quoted on the American Stock Exchange (after giving effect to the stock split in November 1997). As of December 31, 1998, based on a closing price of $4.563 per share as quoted on the American Stock Exchange, the value of the stock was $6,885.56.

(8) Consists of shares underlying options granted under IMH's Stock Option Plan (as described below).

(9) For each person, consists of payments on group term-life insurance.

Option Grants, Exercises and Year-End Values

   The following table sets forth stock options granted to the Named Executives Officers under the Stock Option Plan (described below) during the fiscal year ended December 31, 1998:

             Options Granted in Fiscal Year Ended December 31, 1998

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                               Individual Grant                        Annual Rates of
                          ----------------------------------------------------------     Stock Price
                          Number of Shares    Percentage                               Appreciation for
                             Underlying       of Options     Exercise                  Option Term (5)
                              Options         Granted to      Price     Expiration   ---------------------
          Name             Granted(#) (1)  Employees(%) (2) ($/Sh) (3)   Date (4)      5% ($)     10% ($)
          ----            ---------------- ---------------- ---------- ------------- ---------- ----------
Joseph R. Tomkinson......      10,000            6.4           4.44    November 2003     12,260     27,091
William S. Ashmore.......      10,000            6.4           4.44    November 2003     12,260     27,091
Richard J. Johnson.......      10,000            6.4           4.44    November 2003     12,260     27,091
Mary C. Glass-Schannault.      10,000            6.4           4.44    November 2003     12,260     27,091

--------
(1) Such stock options vest 100% on the first anniversary date of grant, which was November 1998.

(2) The total number of options granted to the Company's employees (not including 40,000 shares underlying options granted to non-employee directors) during 1998 was 155,781.

(3) The exercise price for all options equals the fair market value of such shares at the date of grant as determined by the Administrator.

(4) Such stock options expire five years from the date of grant or earlier as determined by the Administrator or upon termination of employment.

(5) Amounts reflect assumed risks of appreciation set forth in the executive compensation disclosure rules of the Securities and Exchange Commission. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Stock appreciation gains do not represent the Company's estimate or projection of the future Common Stock price.

         Aggregated Option Exercises in 1998 and Year-End Option Values

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                        Options At Fiscal      In-the-money Options at
                             Shares                     Year-End (#) (1)       Fiscal Year-End ($) (2)
                          Acquired on     Value     ------------------------- -------------------------
          Name            Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----            ------------ ------------ ----------- ------------- ----------- -------------
Joseph R. Tomkinson......      --           --        240,000      10,000          --         1,250
William S. Ashmore.......      --           --        135,000      10,000          --         1,250
Richard J. Johnson.......      --           --         52,500      10,000          --         1,250
Mary C. Glass-Schannault.      --           --         45,000      10,000          --         1,250

--------
(1)  For a description of the terms of such options, see "--Stock Option Plan."

(2) The value of the unexercisable "in-the-money" option is based on a price per share of $4.56, which was the price of a share of Common Stock as quoted on the American Stock Exchange at the close of business on December 31, 1998, minus the exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

   On November 20, 1995, each of Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault entered into a five-year employment agreement with IFC. In August 1997, in connection with the public offering of ICH, each officer's employment agreement was amended and restated to allow him or her to become an officer of RAI (and of ICH and ICCC). See "--Executive Compensation--Summary Compensation Table" for annual salary and bonus descriptions. RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH will reimburse RAI, who will reimburse IFC, on a dollar for dollar basis (including a service charge (see "Certain Transactions and Related Transactions--Arrangements with ICH"), for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge.

   Pursuant to the employment agreements, if the officer is terminated without cause (as defined therein) then the officer will receive (i) his or her base salary for a period of one year following the date of termination, (ii) any bonus or incentive compensation prorated through the date of termination; provided that if the bonus or incentive compensation is discretionary, then the officer will receive a payment at least equal to the last previous payment made to the officer, if any, for the previous year prorated to the date of termination, and (iii) any expense reimbursements. Each officer agreed that during the term of the employment agreement and for a period of one year from the date of termination he or she will not compete with the Company if the agreement is voluntarily terminated by the officer. Upon any merger, transfer of assets, dissolution, liquidation or consolidation, the surviving corporation or transferee is bound by such employment agreement, and the Company has agreed to take all action to ensure such.

   Effective as of January 1998 and in lieu of accepting 25% of the fee owed in connection with the termination of the Management Agreement between the Company and ICAI, Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass- Schannault amended each of their employment agreements so that if the Company's annualized Return on Equity (as defined therein) during any fiscal quarter is in excess of the ten year U.S. Treasury rate plus 200 basis points, each officer will receive an additional bonus of 4.0875%, 4.25%, 3.0% and 1.1625%, respectively, of such excess (the "Incentive Compensation"). 18% of each officer's Incentive Compensation will be deposited in a deferred compensation plan, one-third of which will be released one year from the quarter in which it is deposited plus the applicable accrued interest on such released amount at a rate of the Ten Year Average Yield (as defined therein) plus 200 basis points. 80% of the remainder of the Incentive Compensation will be paid to each officer in cash and 20% will be used by each officer to purchase shares of the Company's Common Stock pursuant to its Dividend Reinvestment and Stock Purchase Plan.

Stock Option Plan

   The Company's 1995 Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan") provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs") and deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights awards ("Awards"). The Stock Option Plan is administered by the Board of Directors or a committee of the Directors (the "Administrator"). ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers and key employees of the Company or any of its subsidiaries, and to the Directors, officers and key employees of IFC. The exercise price for any option granted under the Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the Stock Option Plan was August 31, 1995.

   Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Stock Option Plan currently authorizes the grant of options to purchase, and Awards of, up to 1,200,000 shares. As of

March 31, 1999, 279,654 shares underlying options were available for grant. If an option granted under the Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option Plan.

   The exercise price of any option granted under the Stock Option Plan is payable in full (1) in cash, (2) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the Stock Option Plan, (3) by cancellation of indebtedness owed by the Company to the option holder, (4) by a full recourse promissory note executed by the option holder, or (5) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

   Under the Stock Option Plan, the Company may make loans available to stock option holders, subject to Board of Directors' approval, in connection with the exercise of stock options granted under the Stock Option Plan. See "-- Stock Option Loan Plan." If shares of Common Stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the Stock Option Plan.

   Unless previously terminated by the Board of Directors, no options or Awards may be granted under the Stock Option Plan after August 31, 2005.

   Options granted under the Stock Option Plan will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions of the award made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and, in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

   Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company. To ensure that the Company qualifies as a REIT, the Stock Option Plan provides that no options may be granted under the Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.5% of the outstanding shares of Common Stock of the Company.

   Each option must terminate no more than 10 years from the date it is granted (or 5 years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Administrator.

   The Board of Directors may from time to time revise or amend the Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without his consent or may, without stockholder approval, increase the number of shares subject to the Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Stock Option Plan, materially increase the benefits accruing to participants under the Stock Option Plan or extend the maximum option term under the Stock Option Plan.

   In the event of a change in control, all stock options, any stock appreciation rights outstanding for at least 6 months, restricted stock, deferred stock and performance share awards will fully vest and the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a "change of control price." Furthermore, any indebtedness incurred in connection with the Stock Option Plan will be forgiven. A "change of control" generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company's securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the Board, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of the Company's assets. The "change of control price" generally means the higher of
(i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which the Company's Common Stock is listed at any time preceding the 60 day period as determined by the Administrator.

Stock Option Loan Plan

   In December 1996, the Board of Directors adopted the 1996 Stock Option Loan Plan (the "Loan Plan") under which loans may be made to officers, directors and key employees of the Company and IFC in connection with the exercise of stock options granted under the Stock Option Plan. Under the Loan Plan, the principal of any loan may not exceed the sum of (x) the exercise price less the par value of the shares of Common Stock covered by the stock option exercised by the holder and (y) any federal, state, or local income tax attributable to such exercise. Any loan proceeds must be paid directly to the Company in connection with the exercise of such options. Loans may be extended for a period of five years and can be extended annually for up to two more years, but in no event may the term be longer than seven years, including extensions. The interest rate on each loan is approved by the Compensation Committee, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Code. The loans under the Loan Plan are evidenced by a promissory note, are full recourse and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of the Common Stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest shall become immediately due and payable to the extent of the proceeds realized from such sale or transfer. The principal and interest on the loans made under the Loan Plan are payable quarterly only upon the payment of dividends by the Company to holders of its Common Stock. The loans may be prepaid without penalty at any time.

   The following table sets forth information as of December 31, 1998 relating to loans made by IMH to certain directors of IMH under the Loan Plan in connection with the exercise of stock options under the Stock Option Plan.

                                         Balance at     Highest Balance Interest
Name                                  December 31, 1998   During 1998     Rate
----                                  ----------------- --------------- --------
James Walsh..........................     $203,931         $208,820       5.56%
Frank P. Filipps.....................      203,979          208,815       5.56
Stephan R. Peers.....................      203,931          208,820       5.56
H. Wayne Snavely(1)..................          --           266,399       5.56
                                          --------         --------
  Total..............................     $611,841         $892,854
                                          ========         ========

--------
(1) Mr. Snavely resigned as a Director of IMH in March 1999.

401(k) Plan

   The Company participates in the ICII contributory retirement plan ("401(k) Plan") for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute from 2% to 14% of his or her salary, and the Company will contribute to the participant's plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months.

   Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional Company contribution may be made at the discretion of the Company, as determined by the Unaffiliated Directors. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. Should discretionary contribution funds remain following the allocation outlined above, any remaining Company matching funds would be allocated as a 50% match of employee contributions, on the first 4% of the employee's deferrals. Company matching contributions will be made as of December 31st of each year. The Company recorded approximately $340,000 for matching and discretionary contributions during 1998.

Compensation Committee Interlocks and Insider Participation

   The Company's Compensation Committee and Audit Committee each consist of Messrs. Walsh, Filipps and Peers. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IMH, nor was any member of the Compensation Committee formerly an officer of IMH. See "Certain Relationship and Related Transactions" for a description of transactions with Messrs. Walsh and Peers for the year ended December 31, 1998.

   Joseph R. Tomkinson, Chairman of the Board and Chief Executive Officer of IMH, is also a Director of ICII. H. Wayne Snavely, who resigned in March 1999 as a Director of the Company and was a member of the Company's Compensation Committee, is also Chairman and Chief Executive Officer of ICII. See "Certain Relationships and Related Transactions--Relationships with ICII." Mr. Tomkinson is also Chairman of the Board and Chief Executive Officer of ICH, and was a member of ICH's Compensation Committee until July 1998. William S. Ashmore, President, Chief Operating Officer and a Director of IMH, is also the President and Chief Operating Officer of ICH. See "Certain Relationships and Related Transactions--Arrangements with ICH."

                      REPORT OF THE COMPENSATION COMMITTEE

   The Compensation Committee of the Company's Board of Directors administers the policies governing the Company's executive compensation program. All issues pertaining to executive compensation are reviewed by the Compensation Committee and approved by the Company's Board of Directors. The Compensation Committee is comprised solely of non-employee directors.

   The Compensation Committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles affecting executive compensation are: (1) to attract and retain key high caliber executives; (2) to provide levels of compensation competitive with those offered by the Company's competitors; and (3) to motivate executives to enhance earnings and long-term stockholder value by linking stock performance (on a total returns basis) with long-term incentive compensation.

   The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as to value received by stockholders. Targeted levels of executive compensation are set at levels consistent with others in the Company's industry, determined after comparison, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance.

   Each executive officer's compensation is comprised of three principal components: base salary, bonus and stock options or Awards granted pursuant to the Company's Stock Option Plan. Base salary and bonus are determined by the executive officer's employment agreement with IFC and are reviewed at least annually by the Compensation Committee. See "Executive Compensation" for a description of the allocation of base salary. Each executive officer's, including the Chief Executive Officer's, bonus for 1998 consisted of a quarterly bonus equal to the aggregate dividend such executive officer would have received from the Company on shares of Common Stock underlying unexercised stock options held by such officer, and the Incentive Compensation as described in "Executive Compensation--Employment Agreements." In addition, Messrs. Tomkinson and Ashmore were entitled to a quarterly performance and profitability bonus based on a percentage of the amount of loans acquired by IFC per quarter. The Compensation Committee believes that the total compensation package of the executive officers should be linked to such factors as return on equity and to the total return of the Company's stock, both on an absolute basis and relative to similar companies, and to the attainment of planned objectives established at the beginning of the year. The Company uses stock options to align the long-range interest of its executive officers with the interests of stockholders. The amount of stock options that is granted to executive officers is determined by taking into consideration the officer's position with the Company, overall individual performance, the Company's performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded. The Compensation Committee applies the foregoing principles and policies in examining the compensation of Joseph R. Tomkinson, the Company's Chief Executive Officer. The Compensation Committee believes that Mr. Tomkinson, as Chief Executive Officer, significantly and directly influences the Company's overall performance.

   Section 162(m) was added to the Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration, or paid pursuant to a binding contract that was in effect on February 17, 1993. The compensation paid in 1998 to the Named Executive Officers, with the exception of Mr. Tomkinson, was deductible. The Company recognizes that to the extent Mr. Tomkinson's exceeded $1,000,000 in 1998, such compensation was not deductible, but considers this amount insignificant.

   The Committee will review the Company's existing compensation program to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

   The Committee believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group which will create added stockholder value.

                             COMPENSATION COMMITTEE
                          Stephan R. Peers
                          James Walsh
                          Frank P. Filipps

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

   Set forth below is a performance graph comparing the cumulative total stockholder return on the Company's Common Stock, the S&P 500 Stock Index and an index average of the Company's peer group, composed of comparable publicly-traded companies in the mortgage banking business, in each case for the period commencing on November 21, 1995 through December 31, 1998. Such peer group includes Capstead Mortgage Corporation, IndyMac Mortgage Holdings, Inc. (formerly INMC Mortgage Holdings, Inc.), Thornburg Mortgage Asset Corporation, Redwood Trust, Inc., Dynex Capital, Inc. and Hanover Capital Mortgage Holdings, Inc. The graph assumes $100 invested on November 21, 1995 in the Company's Common Stock, the S&P 500 Stock Index and the Stock Index of the peer group and that all dividends were reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

               COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY,
                          PEER GROUP AND BROAD MARKET
              [BAR CHART OF CUMULATIVE TOTAL RETURN APPEARS HERE]

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                                                          FISCAL YEAR ENDING
                                  __________________________________________________________________
COMPANY/INDEX/MARKET              11/21/1995    12/29/1995    12/31/1996    12/31/1997    12/31/1998
Impac Mortgage HOLDINGS               100.00        101.92        206.84        257.39         78.25

PEER GROUP                            100.00        109.04        172.71        169.97         67.86

S&P 500 INDEX                         100.00        101.93        125.33        167.15        214.91

Note: Base price date is 11/21/1995

SOURCE:  MEDIA GENERAL FINANCING SERVICES
         P.O. BOX 85333
         RICHMOND, VA  23293
         PHONE: 1-(800) 446-7922
         FAX:   1-(804) 649-6826


Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's securities, to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, Directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year which ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent Stockholders were satisfied by such persons, except for the following: Stephan R. Peers inadvertently filed late a Form 5 with respect to 10,000 shares underlying an option grant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements with ICH

   Many of the affiliates of IMH, RAI Advisors, LLC ("RAI") and IFC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, IMH's Chairman of the Board and Chief Executive Officer and IFC's Chief Executive Officer and a Director, is the Chief Executive Officer and Chairman of the Board of ICH, a one-third owner of RAI, and an owner of one-third of the common stock of IFC. William S. Ashmore, IMH's President, Chief Operating Officer and a Director, and IFC's President and a Director, is the President and Chief Operating Officer of ICH, a one-third owner of RAI, and an owner of one-third of the common stock of IFC. Richard J. Johnson, IMH's Executive Vice President and Chief Financial Officer, and an Executive Vice President, Chief Financial Officer and a director of IFC, is Executive Vice President, Chief Financial Officer and Treasurer of ICH, a one-third owner of RAI, and an owner of one-third of the common stock of IFC. Mary C. Glass-Schannault, IMH's and IFC's Senior Vice President, is a Senior Vice President of ICH and ICCC. Each of James Walsh, Frank P. Filipps and Stephan R. Peers, Directors of IMH, are Directors of ICH. Messrs. Tomkinson, Ashmore, Johnson and Ms. Glass-Schannault and Messrs. Snavely (who resigned as a Director in March
1999), Walsh, Filipps and Peers hold shares of the common stock of ICH. Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault and Messrs. Walsh, Filipps and Peers also hold options to purchase shares of ICH common stock. In March 1999, Messrs. Tomkinson, Ashmore, Johnson and Endresen each sold their shares of Common Stock to ICH, which now owns all of the outstanding shares of common stock of ICCC.

   In addition, as owners of all of the outstanding shares of voting stock of IFC, Messrs. Tomkinson, Ashmore, and Johnson, have the right to elect all directors of IFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of IFC is required. Ownership of 100% of the common stock of IFC entitles the owners thereof to an aggregate of 1% of the economic interest in IFC. Messrs. Tomkinson, Ashmore and Johnson received their shares of IFC Common Stock from ICII.

 Sale of ICH Common Stock

   On October 21, 1998, ICH repurchased 937,084 shares of ICH Common Stock and 456,916 shares of ICH Class A Common Stock from IMH at a per share price of $4.375, based upon the closing sales price of the Common Stock on the AMEX on October 19, 1998, for a total repurchase of $6.1 million. The Company recorded a loss on the sale of ICH Common Stock of $9.1 million. The sale of ICH Common Stock represented 100% of IMH's ownership of ICH Common Stock and Class A Common Stock.

 RAI Management Agreement

   The oversight of the day-to-day operations of ICH is conducted by RAI pursuant to a Management Agreement (the "RAI Management Agreement") entered into in August 1997. The officers of RAI, Joseph R. Tomkinson, William S. Ashmore, Richard J. Johnson and Mary C. Glass-Schannault, are also officers of IMH and IFC. RAI is owned one-third by Joseph R. Tomkinson, IMH's and ICH's Chairman of the Board and Chief Executive Officer, one-third by William S. Ashmore, IMH's and ICH's President and Chief Operating Officer and a Director of IMH, and one-third by Richard J. Johnson, IMH's and ICH's Executive Vice President and Chief Financial Officer.

 Employment Agreements

   In August 1997, each of Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault modified his or her employment agreement with IFC to allow him or her to become an officer of RAI (and of ICH and ICCC). However, such officers are expected to devote the majority of their time and effort towards the management and operations of IMH and IFC. RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH reimburses RAI, who reimburses IFC, on a dollar for dollar basis (including the service charge referenced below), for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge. See "Executive Compensation." ICH reimburses RAI for expenses incurred by RAI, plus a service charge of 15% on all expenses owed by RAI to IFC for costs and services under any submanagement agreement between IFC, and RAI pays all such third parties on a dollar for dollar basis for the aforementioned amounts received by it from ICH; no such 15% service charge is paid to third party service providers other than IFC. For the first three years of the RAI Management Agreement, there is a minimum amount of $500,000 (including the 15% service charge) payable by ICH in connection with services provided and expenses incurred by RAI and payable by RAI to IFC. After the third year, ICH is only responsible for reimbursing expenses and services provided, with the 15% service charge for amounts due to IFC. Should the operations of ICH and ICCC and those of the Company require immediate attention or action by RAI or any of its officers, there can be no assurance that the officers of RAI will be able to properly allocate sufficient time to the operations of the Company. The failure or inability of the Company's officers and directors to provide the services required of them under their respective employment agreements or any other agreements or arrangements with the Company would have a material adverse effect on the Company's business. See "--Submanagement Agreement" for costs charged by IFC.

 Submanagement Agreement

   In August 1997, IFC entered into a Submanagement Agreement with RAI under which IMH and IFC provide various services to ICH as RAI deems necessary, including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable. IFC charges RAI for these services based upon usage which management believes are reasonable. IFC is paid for the services rendered on a dollar for dollar basis plus a 15% service charge to the extent the services are rendered under the Management Agreement with RAI. Total cost allocations IFC charged to RAI (which then charges ICH and ICCC under the RAI Management Agreement) for the year ended December 31, 1998 were approximately $1.1 million.

   IMH and IWLG are allocated data processing, executive and operations management, and accounting services that IFC incurs during the normal course of business under the Submanagement Agreement with RAI. IFC charges IMH and IWLG for these services based upon usage which management believes was reasonable. Total cost allocations charged to IMH and IWLG by IFC for the year ended December 31, 1998 were $968,000.

 Non-Competition Agreement

   IFC and IMH entered into a non-compete agreement, (the "Non-Compete Agreement") with ICH, effective as of August 8, 1997, under which neither IMH nor IFC will originate or acquire any commercial mortgages or commercial mortgage-backed securities ("CMBSs") for a period of the earlier of nine months from August 1997 or the date upon which ICH accumulates (for investment or sale) $300.0 million of commercial mortgages and/or commercial mortgage- backed securities ("CMBSs"). However, the Non-Compete Agreement does not preclude IMH (either directly or through IFC) from purchasing any commercial mortgages or CMBSs as permitted under the Right of First Refusal Agreement (as defined below). After the termination of the Non-Compete Agreement, and subject to the Right of First Refusal Agreement, IMH, as a mortgage REIT, and IFC may compete with the operations of ICH. The Non-Compete Agreement terminated in March 1998.

 Right of First Refusal Agreement

   It is anticipated that RAI will act as the manager for other REITs, some of which may have been or will be affiliated with the Company, ICH, or their respective conduit operations (an "Affiliated REIT"). In such an event, any Affiliated REIT utilizing RAI as its manager may be in competition with the Company. In August 1997, RAI, ICH, ICCC, IMH and IFC entered into a ten-year right of first refusal agreement (the "Right of

First Refusal Agreement"). It is expected that any Affiliated REIT utilizing RAI as its manager will become a party to the Right of First Refusal Agreement, but such event is outside the control of the Company and there can be no assurance that any or all Affiliated REITs will actually become parties to the Right of First Refusal Agreement. Pursuant to this Agreement, RAI has agreed that any mortgage loan or mortgage-backed security investment opportunity (an "Investment Opportunity") which is offered to it on behalf of the Company, ICH or any Affiliated REIT will first be offered to that entity (the "Principal Party") whose initial primary business as described in its initial public offering documentation (the "Initial Primary Business") most closely aligns with such Investment Opportunity. In addition, both IMH and IFC on the one hand, and ICH and ICCC on the other, agree that any Investment Opportunity offered to either of them which falls outside the scope of its Initial Primary Business should be offered to the Principal Party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to RAI, RAI will make an independent evaluation of which REIT's business is more greatly enhanced by such Investment Opportunity. Should all of said REITs decline to take advantage of an Investment Opportunity offered to a REIT which is a party to the Right of First Refusal Agreement, such REIT shall then be free to pursue the Investment Opportunity. In such an event there can be no assurance that the Company will be able to take advantage of any such Investment Opportunity or that any competitive activity of ICH or any Affiliated REIT will not adversely affect the Company's operations. In addition, the Company may become further prejudiced by the Right of First Refusal Agreement to the extent that the Company desires to pursue or pursues a business outside its Initial Primary Business.

   After the termination of the Non-Compete Agreement, and subject to the Right of First Refusal Agreement, IMH, as a mortgage REIT, and IFC may compete with the operations of ICH.

 Credit Arrangements

   IMH maintains an uncommitted $900.0 million warehouse financing facility with ICCC of which $4.1 million was outstanding on the warehouse line at March 31, 1999. The margins on the warehouse line agreement are at 8% of the fair market value of the collateral provided. Advances under the warehouse facilities bear interest at Bank of America's prime rate (7.75% at March 31, 1999) . The largest aggregate balance outstanding during the year ended December 31, 1998 was $25.3 million.

   During 1998, IMH had a revolving credit arrangement with ICH, which was terminated in January 1999, whereby IMH would advance to ICH up to a maximum amount of $15.0 million. Advances under the revolving credit arrangement were evidenced by an unsecured promissory note and at an interest rate and maturity determined at the time of each advance (typically, prime plus 1%) with interest and principal paid monthly. During 1998, the largest aggregate amount outstanding under the credit arrangement was $9.1 million at an interest rate of 9.5%. As of December 31, 1998, there were no amounts outstanding under the credit arrangement.

   During 1998, ICH had a revolving credit arrangement with IMH, which was terminated in January 1999, whereby ICH agreed to advance to IMH up to a maximum amount of $15.0 million. Advances under the revolving credit arrangement were at an interest rate and maturity determined at the time of each advance (typically, prime plus 1%) with interest and principal paid monthly. During 1998, the largest aggregate amount outstanding under the credit arrangement was $10.5 million at an interest rate of 9.5%. As of December 31, 1998, there were no amounts outstanding under the credit arrangement.

   On November 9, 1998, IFC borrowed $5.0 million from ICH on a demand note secured by mortgage servicing rights of $1.1 billion at an interest rate of 10% per annum. This rate was adjusted to 15% on December 15, 1998. The largest balance outstanding was $5.0 million. On December 22, 1998, this note was paid in full.

   On December 31, 1997, IMH/ICH Dove Street, LLC (of which IMH has a 50% interest) financed its acquisition of a commercial office building located in Newport Beach, California (the "Dove Street Property") with a loan for $5.2 million from ICCC, of which $2.6 million represented IMH's portion. During 1998, the highest amount outstanding under the loan was $5.2 million. Terms of the loan were at 25-year amortization maturing in 10 years, an adjustable rate of 9.0% with current monthly principal and interest payments of $44,000, of which IMH paid $22,000. ICCC recorded loan fees of $71,000 upon origination of the loan in 1997. The loan was paid in full in the fourth quarter of 1998.

 Sale of Dove Street Property

   On October 27, 1998, the Company sold to ICH its remaining 50% ownership interest in the Dove Street Property located in Newport Beach, California for $6.0 million. After the sale of the 50% ownership interest to ICH, the Company has no ownership interest in the commercial office building.

   In June 1998, IMH and IFC entered into a premises operating lease with IMH/ICH Dove Street, LLC to rent approximately 74,000 square feet of office space located at the Dove Street Property. The lease was transferred to ICH when IMH sold to ICH its interest in the Dove Street Property. The lease agreement is for a term of 10 years expiring in May 2008 with monthly lease payments of $148,000 per month. The majority of the monthly lease expense will be allocated to IFC. For the year ended December 31, 1998, the Company paid an aggregate of $740,000 under the lease.

Relationships with ICII

 General

   ICII is a publicly-traded company whose shares of common stock are listed on the Nasdaq National Market. Imperial Credit Advisors, Inc. ("ICAI"), a wholly-owned subsidiary of ICII, was the manager and provided advisory services to IMH in accordance with the terms of a management agreement until December 1997. In addition, Joseph R. Tomkinson, Chairman and Chief Executive Officer of IMH and IFC, is a director of ICII, and H. Wayne Snavely, who resigned as a Director of IMH in March 1999, is Chairman and Chief Executive Officer of ICII. IMH currently utilizes ICAI as a resource for human resources services. See "-- Services Agreement with ICAI."

   With a view toward protecting the interests of IMH stockholders, the Charter and the Bylaws of IMH provide that a majority of the Board of Directors (and at least a majority of each committee of the Board of Directors) must not be "Affiliates" of ICAI, as that term is defined in the Bylaws, and that the investment policies of IMH must be reviewed annually by the Unaffiliated Directors. Such policies and restrictions thereon may be established from time to time by the Board of Directors, including a majority of the Unaffiliated Directors. In addition, any transaction between IMH and any Affiliated Person requires the affirmative vote of a majority of the Unaffiliated Directors.

 Arrangements and Transactions With ICII

   The Company and ICII have entered into agreements for the purpose of defining their ongoing relationships. These agreements were developed in the context of a parent/subsidiary relationship and therefore were not the result of arms length negotiations between independent parties. It is the intention of the Company and ICII that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements. However, there can be no assurance that each of such agreements, or the transactions provided for therein, have been effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

   Additional or modified arrangements and transactions may be entered into by the Company, ICII, and their respective subsidiaries, in the future. Any such future arrangements and transactions will be determined through negotiation between the Company and ICII, and it is possible that conflicts of interest will be involved. The

Unaffiliated Directors, consisting of directors independent of the Company, any manager of the Company (including ICAI) and ICII and its Affiliates, must independently approve all transactions by and between the Company and ICII.

 Sublease with ICII

   In 1995, the Company entered into a sublease with ICII to lease a portion of its facilities as the Company's executive offices and administrative facilities. The Company believes that the terms of the sublease were at least as favorable as could have been obtained from an unaffiliated third party. For the year ended December 31, 1998, $1.3 million was paid by the Company to ICII under the sublease, of which $1.2 million was allocated to IFC. The sublease expired in February 1999 and was maintained on a monthly basis while the Company relocated to its current address at the Dove Street Property.

 Tax Agreement

   IMH entered into an agreement (the "Tax Agreement") effective November 20, 1995 with ICII for the purposes of (1) providing for filing certain tax returns, (2) allocating certain tax liability and (3) establishing procedures for certain audits and contests of tax liability.

   Under the Tax Agreement, ICII agreed to indemnify and hold IMH harmless from any tax liability attributable to periods ending on or before November 20, 1995, in excess of such taxes as IMH has already paid or provided for. For periods ending after November 20, 1995, IMH will pay its tax liability directly to the appropriate taxing authorities. To the extent (1) there are audit adjustments that result in a tax detriment to IMH or (2) IMH incurs losses that are carried back to an earlier year and any such adjustment described in (1) or loss described in (2) results in a tax benefit to ICII or its affiliates, then ICII will pay to IMH an amount equal to the tax benefit as that benefit is realized. ICII agrees to indemnify IMH for any liability associated with the contribution of the preferred stock of IFC and certain operational assets of Southern Pacific Bank's ("SPB") warehouse lending division or any liability arising out of the filing of a federal consolidated return by ICII or any return filed with any state or local counterpart liability. To the extent there are audit adjustments that result in any tax detriment to ICII or any of its affiliates with respect to any period ending on or before November 20, 1995, as a result thereof, IMH for any taxable period after November 20, 1995 realizes a tax benefit, then IMH shall pay to ICII the amount of such benefit at such time or times as IMH actually realizes such benefit.

   ICII generally controls audits and administrative and judicial proceedings with respect to periods ending on or before November 20, 1995, although ICII cannot compromise or settle any issue that increases IMH's liability without first obtaining the consent of IMH. IMH generally controls all other audits and administrative and judicial proceedings.

 Services Agreement with ICAI

   In connection with the Termination Agreement of December 1997, the Company entered into a services agreement with ICAI for a term of one year. Under the agreement, ICAI provides certain human resource and data and phone communication services based on an arranged fee. The service agreement was extended for an additional one-year term. For the year ended December 31, 1998, IMH was charged $13,000 for these services.

Relationships with Affiliates

 Sub-Servicing Agreements

   IFC acts as a servicer of mortgage loans acquired on a "servicing-released" basis by the Company in its Long-Term Investment Operations pursuant to the terms of a Servicing Agreement which became effective on November 20, 1995. IFC subcontracts all of its servicing obligations under such loans to independent third parties pursuant to sub-servicing agreements.

 Credit Arrangements

   IWLG provides a $600.0 million warehouse financing facility with IFC. It was reduced from $900.0 million in 1998. Advances under the warehouse facility bear interest at Bank of America's prime rate, which was 7.75% at March 31, 1999. The largest aggregate balance outstanding during 1998 was $744.5 million at a rate of 8.5%. As of March 31, 1999, there was $108.0 million outstanding.

   IMH has a reverse repurchase agreement with a commercial bank, which is an affiliate of ICII, whereby IMH can borrow up to a maximum amount of $10.0 million for general working capital needs. The reverse repurchase agreement was previously a revolving credit arrangement until October 1998. Advances under the reverse repurchase agreement are at an interest rate of LIBOR (6.94% at March 31, 1999) plus 2.00%, with interest paid monthly. As of March 31, 1999, IMH's outstanding borrowings under the reverse repurchase arrangement were $7.5 million.

   During the normal course of business, IMH may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due from affiliates" while borrowings are reflected as "Due to affiliates" on IMH's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. As of December 31, 1998, due from affiliates was $17.9 million. As of December 31, 1998, due to affiliates was $2.7 million.

   During the normal course of business, IFC may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due from affiliates" while borrowings are reflected as "Due to affiliates" on IFC's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. As of December 31, 1998, due from affiliates was $9.2 million and due to affiliates was $24.4 million.

 Arrangements with Walsh Securities

   In March 1997, IWLG extended a $5.0 million line of credit to Walsh Securities, Inc. ("Walsh Securities"), which James Walsh, a Director of the Company, is Executive Vice President. The line of credit was increased to $7.5 million in November 1997. Advances under the line of credit bear interest at a rate determined at the time of each advance. During the year ended December 31, 1998, the largest aggregate balance outstanding to Walsh Securities was $4.8 million at an interest rate of 10.5%. As of March 31, 1999, no amounts were outstanding under the line of credit.

   In December 1998, IFC entered into an agreement for a period of six months, unless renewed in writing, to purchase certain mortgage loans from Walsh Securities, and IWLG would finance the origination of the loans by Walsh Securities. The agreement also gives IFC an option to purchase Impac Lending Group ("ILG"), an origination division of Walsh Securities, for $1,000 until July 1999, unless extended. In connection therewith, IFC and Walsh Securities entered into a Support Agreement whereby Walsh Securities established ILG and IFC agreed to pay for all costs and expenses incurred in the operation of ILG, including employees, providing office space and business equipment for a fee, and providing management services to ILG. Furthermore, IWLG would provide a $22.0 million finance facility to ILG.

   In January 1999, IFC and Walsh Securities entered into an agreement with a commercial lender whereby IFC agreed to finance the origination of loans, replacing the commercial lender, for Walsh Securities. IFC also agreed to purchase all loans not sold by Walsh Securities to third parties by February 16, 1999.

   IWLG maintains a warehouse financing facility with Walsh Securities. Advances under the line of credit bear interest at a rate determined at the time of each advance. As of March 31, 1999, finance receivables outstanding to Walsh Securities were $350,000. During 1998, the largest aggregate balance outstanding was $8.1 million at an interest rate of 11.5%.

   During the year ended December 31, 1998, IFC acquired $4.2 million of mortgage loans from Walsh Securities.

 Purchase of Mortgage-Backed Securities

   During the year ended December 31, 1998, the Company purchased $60.6 million of mortgage-backed securities issued by IFC for $56.1 million, net of discounts of $4.5 million. IFC issued mortgage-backed securities during 1998 in connection with its REMIC securitizations.

 Purchase of Mortgage Loans

   During the year ended December 31, 1998, the Company purchased from IFC mortgage loans having a principal balance of $842.9 million, including premiums of $23.9 million. Servicing rights on all mortgages purchased by IMH were retained by IFC.

   During the year ended December 31, 1998, IFC purchased from IMH mortgage loans having a principal balance of $170.4 million including premiums of $7.7 million.

 Sale of Franchise Loans Receivables

   In April 1998, IMH sold to IFC the beneficial interest in the Class A Trust Certificate for the Franchisee Loan Receivables Trust 1995-B and the beneficial interest in the Class E Trust Certificate for the Franchisee Loan Receivables Trust 1996-B at carrying value which approximated fair value. No gain or loss was recorded on the sale and IMH was under no obligation to sell the securities.

 Sale of Mortgage Loans

   During the year ended December 31, 1998, the Company sold to IFC mortgage loans having a principal balance of $170.4 million, including premiums of $7.7 million.

 Indebtedness of Management

   In connection with the exercise of stock options by certain directors of the Company, the Company made loans secured by the related stock. The loans were made for a five-year term with a current interest rate of 5.56%. Interest on the loans is payable quarterly upon receipt of the dividend payment and the interest rate is set annually by the Compensation Committee. At each dividend payment date, 50% of excess quarterly stock dividends, after applying the dividend payment to interest due, is required to reduce the principal balance outstanding on the loans. The interest rate on these loans adjusts annually at the discretion of the Board of Directors. As of December 31, 1998, total notes receivable from common stock sales was approximately $612,000. See "Executive Compensation--Stock Option Loan Plan."

   In September 1996, IFC issued a $1.25 million secured residential first mortgage loan to H. Wayne Snavely, a Director of IMH who resigned in March 1999, at an interest rate of 8.0%. During 1998, the largest outstanding balance on the loan was $1.24 million. As of February 28, 1999, $1.23 million was outstanding. The loan was in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

   In July 1998, IFC issued a $582,000 secured residential first mortgage loan to Richard J. Johnson, the Company's Executive Vice President and Chief Financial Officer, at an interest rate of 7.375%. During 1998, the largest outstanding balance on the loan was $582,000. In September 1998 the loan was sold. The loan was in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

 Consulting Arrangement

   In May 1998, Stephan R. Peers, a Director of the Company, entered into an agreement with RAI to perform business consulting services for IMH and ICH. Under the agreement Mr. Peers is paid a fee of approximately $15,000 semi-monthly and he is reimbursed for reasonable out of pocket expenses. During the year ended, Mr. Peers was paid approximately $76,000, of which $38,000 was allocated to IMH. If Mr. Peers is terminated without cause, as defined in the agreement, then he is entitled to receive the entire amount due under the contract during the time mutually agreed upon. The agreement expired on December 31, 1998.

General

   The Company may from time to time, enter into additional transactions in the ordinary course of business with institutions with which certain of the affiliated directors are employed.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of the Record Date by (1) each person known to the Company to beneficially own more than five percent of the Company's Common Stock, (2) each Director, (3) the Company's executive officers, and (4) all Directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                        Number of Shares  Percentage of Shares
Name of Beneficial Owner               Beneficially Owned  Beneficially Owned
------------------------               ------------------ --------------------
Wellington Management Company, LLP
 (1)..................................     1,498,750              6.6%
Joseph R. Tomkinson (2)...............       304,426              1.3%
William S. Ashmore (3)................       171,289               *
Richard J. Johnson (4)................        82,322               *
Mary C. Glass-Schannault (5)..........        46,952               *
Ronald M. Morrison (6)................           100               *
James Walsh (7).......................        45,000               *
Frank P. Filipps (7)..................        45,000               *
Stephan R. Peers (7)..................        45,000               *
All Directors and executive officers
 as a group (8 persons) (8)...........       739,989              3.3%

--------
 *  less than 1%

(1) Based on a Schedule 13G filed on February 10, 1998. Wellington Management, LLP has shared voting power as to 1,131,9000 shares and shared dispositive power as to 1,498,750 shares. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(2) Includes options to purchase 240,000 shares which are currently exercisable. Of such options, 75,000 are held in a trust which Mr. Tomkinson is trustee.

(3) Includes (i) options to purchase 135,000 shares which are currently exercisable, (ii) 10,765 shares held in a profit sharing plan with Mr. Ashmore and his wife as trustees, (iii) 6,400 shares held in trust with Mr. Ashmore and his wife as trustees, and (iv) 925 shares held as custodian for a child.

(4) Includes options to purchase 52,500 shares which are currently exercisable and 105 shares held as custodian for a child.

(5) Includes options to purchase 45,000 shares which are currently exercisable.

(6)  Represents shares held as custodian for a child.

(7) Includes options to purchase 22,500 shares which are currently exercisable.

(8) Includes options to purchase a total of 495,000 shares which are currently exercisable.

                                 PROPOSAL NO. 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors of the Company has selected and appointed KPMG LLP to act as the Company's independent accountants for the year ending December 31, 1999. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the stockholders for review and ratification on an annual basis.

   KPMG LLP has examined the financial statements of the Company since its inception. Management is satisfied with their performance to date.

   The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment of KPMG LLP for 1999 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                            STOCKHOLDERS' PROPOSALS

   Stockholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 2000 annual meeting of stockholders, they must deliver a written copy of their proposal no later than January 15, 2000. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act"), in order to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 2000 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act, must, in accordance with the Company's bylaws, deliver a copy of their proposal no later than the close of business on May 28, 2000 nor earlier than April 27, 2000. In either case, proposals should be delivered to 1401 Dove Street, Newport Beach, California 92660, Attention: Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail return receipt requested.

                                 OTHER BUSINESS

   The Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

                                          By Order of the Board of Directors

                                          /s/ Ronald M. Morrison
                                          Ronald M. Morrison, Secretary

Dated: May 14, 1999
Newport Beach, California

1443-PS-99

                                  DETACH HERE

                                     PROXY

                         IMPAC MORTGAGE HOLDINGS, INC.

                     JULY 27, 1999 9:00 A.M., PACIFIC TIME
               THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY

    The undersigned Stockholder of Impac Mortgage Holdings, Inc. (the "Company"), a Maryland corporation, hereby appoints Joseph R. Tomkinson and Richard J. Johnson, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of the Company, to be held at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660, on July 27, 1999, at 9:00 A.M. Pacific time, and any adjournment or postponement thereof, and to cast on behalf of the undersigned the number of votes the undersigned would be entitled to cast at the meeting if personally present at the meeting on the following matters set forth on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxy heretofore given with respect to such meeting.

    This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. It is understood, however, that the proxy will be voted FOR the election of directors and ratification of the appointment of certified public accountants and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement unless contrary instructions are specified. The spaces for your votes and signature are set forth on the reverse side. Please vote, sign and return promptly.

-----------                                                          -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
-----------                                                          -----------

May 14, 1999

Dear Stockholder:

    Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

                                           Sincerely,



                                           Ronald M. Morrison, Secretary

                                   DETACH HERE

[X] Please mark
    votes as in
    this example.

    The Board of Directors recommends a vote FOR each of the nominees and FOR the other proposal.

    1. Election of Directors.

       Nominees:  Joseph R. Tomkinson, William S. Ashmore,
       James Walsh, Frank P. Filipps, Stephan R. Peers

                      FOR          WITHHELD
                      [_]             [_]


       [_] ______________________________________
           For all nominees except as noted above


2. To ratify the appointment of KPMG LLP as            FOR    AGAINST    ABSTAIN
   independent accountants for the year ending         [_]      [_]        [_]
   December 31, 1999.


3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment of postponement thereof.


             MARK HERE IF YOU PLAN TO ATTEND THE MEETING      [_]


             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [_]


                          Note: Please sign exactly as mane appears. Joint owners should each sign. Trustees, executors, etc. should indicate capacity in which they are signing.


Signature:______________ Date:_________  Signature:______________ Date:_________